Exhibit 3.1

UNANIMOUS CONSENT TO ACTION
IN LIEU OF A SPECIAL MEETING
OF THE BOARD OF DIRECTORS OF
AMERICAN NATURAL ENERGY CORPORATION

October 3, 2011

The undersigned, constituting all of the members of the Board of Directors of American Natural Energy Corporation, an Oklahoma corporation (the "Corporation"), do hereby, in lieu of conducting a special meeting, adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the Board of Directors of the Corporation (the "Board of Directors") duly called and held on this date at which all of the members of the Board of Directors were present and voted in favor of such action.

Amendment to By-laws

WHEREAS, that pursuant to the Eighth Article of the Corporation's Certificate of Incorporation and pursuant to Section 1, Article IX of the Corporation's by-laws, the undersigned desire to amend and restate Section 2 of Article II of the Corporation's by-laws.

NOW, THEREFORE, BE IT RESOLVED, that Section 2 of Article II of the Corporation's by-laws is hereby amended and restated in its entirety as follows:

"Section 2. Annual Meeting. Annual meetings of Shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. At the annual meeting, the Shareholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting."

The execution of this Unanimous Consent to Action of the Board shall constitute a written waiver of any notice as may be required by the Corporation's Certificate of Incorporation and Bylaws. Upon the execution of this Unanimous Consent to Action of the Board of Directors by all of the members of the Board the adoption of the above resolutions will be effective as of the date first above written. This Unanimous Consent to Action may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same consent.

/s/ Michael K. Paulk
Michael K. Paulk

/s/ Steven P. Ensz
Steven P. Ensz

/s/ William A. Grant
William A. Grant

/s/ Ben Shelton
Ben Shelton